Exhibit 14(b)

APPENDIX A

Each Fund of BlackRock Funds VI may offer the following classes of shares: Investor A Shares; Investor C Shares; Institutional Shares and Class K Shares.

Investor A Shares

Investor A Shares shall be available for purchase through securities brokers, dealers or financial institutions or through a Fund’s transfer agent, subject to restrictions described in its prospectus.

Investor A Shares shall be subject to a front-end sales charge at the rates (and subject to the reductions and exemptions) described in the Fund’s prospectus. When the aggregate offering price of Investor A Shares of the Funds purchased by an investor qualifies the investor to purchase such shares without paying a front-end sales charge, a contingent deferred sales charge may be imposed at the rates (and subject to the reductions and exemptions) described in the prospectus.

Investor A Shares of a Fund shall bear the expense of distribution, shareholder servicing and administration fees described in the prospectus, if any.

Distribution fees shall be payable to a Fund’s distributor and/or to BlackRock Advisors, LLC or any of its affiliates (collectively, “BlackRock Advisors”) primarily: (i) to compensate the distributor for distribution and sales support services and to reimburse the distributor for related expenses, including payments to brokers, dealers, other financial institutions or other industry professionals (collectively, “Selling Agents”) for sales support services; and (ii) to compensate BlackRock Advisors for sales support services and to reimburse BlackRock Advisors for related expenses, including payments to Selling Agents for sales support services. A Fund’s distributor, BlackRock Advisors and other parties may each make payments without limitation as to amount in connection with distribution or sales support activities relating to Investor A Shares out of its past profits or any additional sources (other than distribution fees) which are available to it.

Shareholder servicing fees shall be payable to brokers, dealers, other financial institutions or other industry professionals (including BlackRock Advisors) (collectively, “Service Agents”) for general shareholder liaison services.

Administration fees shall be payable to a Fund’s administrator for supervising the Fund’s administrative operations and providing certain other administrative services reasonably necessary for the operation of the Fund. A Fund’s administrator may also pay third parties to provide such services.

Investor A Shares have exclusive voting rights on any matter submitted to shareholders that relates solely to its account maintenance/service fees or ongoing distribution fees, as may be applicable, except that Investor C Shares shareholders may vote on certain changes to the ongoing fees paid by Investor A Shares. Investor A Shares shall have separate voting rights on any matter submitted to shareholders in which its interests differ from the interests of any other class of shares.

Investor C Shares

Investor C Shares shall be available for purchase through securities brokers, dealers or financial institutions or through a Fund’s transfer agent, subject to restrictions described in their prospectus. Investor C Shares are not available in accounts opened or held directly with a Fund that do not have a financial intermediary associated with the account. Investor C Shares generally shall be subject to a contingent deferred sales charge at the rates (and subject to the reductions and exemptions) described in their prospectus.

Investor C Shares shall bear the expense of distribution, shareholder servicing and administration fees described in a Fund’s prospectus, if any.

Distribution fees shall be payable to a Fund’s distributor and/or to BlackRock Advisors primarily: (i) to compensate the distributor for distribution and sales support services and to reimburse the distributor for related expenses, including payments to Selling Agents for sales support services; and (ii) to compensate BlackRock Advisors for sales support services and to reimburse BlackRock Advisors for related expenses, including payments to Selling

Agents for sales support services. A Fund’s distributor, BlackRock Advisors and other parties may each make payments without limitation as to amount in connection with distribution or sales support activities relating to Investor C Shares out of its past profits or any additional sources (other than distribution fees) which are available to it.

Shareholder servicing fees shall be payable to Service Agents for general shareholder liaison services.

Administration fees shall be payable to a Fund’s administrator for supervising a Fund’s administrative operations and providing certain other administrative services reasonably necessary for the operation of the Fund. A Fund’s administrator may also pay third parties to provide such services.

Approximately eight years after purchase, Investor C Shares of a Fund will convert automatically into Investor A Shares of such Fund (the “Investor C 8-Year Conversion”). It is the financial intermediary’s responsibility to ensure that the shareholder is credited with the proper holding period. As of November 23, 2020 (the “Effective Date”), certain financial intermediaries, including group retirement recordkeeping platforms, may not have been tracking such holding periods and therefore may not be able to process such conversions. In such instances, Investor C Shares held as of the Effective Date will automatically convert to Investor A Shares approximately eight years after the Effective Date.

In addition, accounts that do not have a financial intermediary associated with them are not eligible to hold Investor C Shares, and any Investor C Shares held in such accounts will be automatically converted to Investor A Shares (the “Investor C Direct Accounts Conversion” and together with the Investor C 8-Year Conversion, the “Investor C Conversions”).

The Investor C Conversions will occur on the basis of the relative net asset value of the shares of the two applicable classes on the conversion date, without the imposition of any sales load, fee or other charge. Shares acquired through reinvestment of dividends on Investor C Shares will also convert automatically to Investor A Shares.

Investor C Shares have exclusive voting rights on any matter submitted to shareholders that relates solely to its account maintenance/service fees or ongoing distribution fees, as may be applicable. Investor C Shares shall have separate voting rights on any matter submitted to shareholders in which its interests differ from the interests of any other class of shares.

Institutional Shares

Institutional Shares shall be available from the distributor for purchase by institutional investors, individuals and others meeting certain minimum investment and other requirements described in the prospectus. Institutional Shares shall also be available for purchase through financial intermediaries that have entered into an agreement with the distributor to offer such shares on a platform that charges a transaction-based sales commission outside of a Fund. Institutional Shares shall not be subject to a sales charge or a separate fee payable pursuant to any distribution plan or shareholder servicing plan. A Fund’s distributor, BlackRock Advisors and other parties may each make payments without limitation as to amount in connection with distribution or sales support activities relating to Institutional Shares out of its past profits or any sources which are available to it.

Institutional Shares shall bear the expense of administration fees described in the prospectus, if any. Administration fees shall be payable to a Fund’s administrator for supervising the Fund’s administrative operations and providing certain other administrative services reasonably necessary for the operation of the Fund. A Fund’s administrator may also pay third parties to provide such services.

Institutional Shares have exclusive voting rights on any matter submitted to shareholders that relates solely to its account maintenance/service fees or ongoing distribution fees, as may be applicable. Institutional Shares shall have separate voting rights on any matter submitted to shareholders in which its interests differ from the interests of any other class of shares.

Class K Shares

Class K Shares shall be available only to (i) certain employee benefit plans, such as health savings accounts, and certain employer-sponsored retirement plans (not including SEP IRAs, SIMPLE IRAs and SARSEPs), (ii) collective trust funds, investment companies and other pooled investment vehicles, each of which may purchase shares of a Fund through a financial professional or selected securities dealer, broker, investment adviser, service provider or industry professional (including BlackRock Advisors and its affiliates) (each a “Financial Intermediary”) that has entered into an agreement with a Fund’s distributor to purchase such shares, (iii) “Institutional Investors,” which include, but are not limited to, endowments, foundations, family offices, banks and bank trusts, local, city, and state governmental institutions, corporations and insurance company separate accounts, each of which may purchase shares of a Fund through a Financial Intermediary that has entered into an agreement with the Fund’s distributor to purchase such shares, (iv) clients of private banks that purchase shares of a Fund through a Financial Intermediary that has entered into an agreement with the Fund’s distributor to sell such shares; (v) fee-based advisory platforms of a Financial Intermediary that (a) has specifically acknowledged in a written agreement with the Fund’s distributor and/or its affiliate(s) that the Financial Intermediary shall offer such shares to fee-based advisory clients through an omnibus account held at a Fund or (b) transacts in a Fund’s shares through another intermediary that has executed such an agreement and (vi) any other investors who met the eligibility criteria for BlackRock Shares or Class K Shares prior to August 15, 2016 and have continually held Class K Shares of the Fund or a corresponding predecessor fund following a reorganization into the Fund in the same account since August 15, 2016.

Class K Shares of a Fund are also available to employees, officers and directors/trustees of BlackRock, Inc. and of mutual funds sponsored and advised by BlackRock Advisors and immediate family members of such persons, if they open an account directly with BlackRock Advisors. Class K Shares are not subject to sales charges or distribution fees.

Administration fees shall be payable to a Fund’s administrator for supervising the Fund’s administrative operations and providing certain other administrative services reasonably necessary for the operation of the Fund. A Fund’s administrator may also pay third parties to provide such services.

Class K Shares have exclusive voting rights on any matter submitted to shareholders that relates solely to its account maintenance/service fees or ongoing distribution fees, as may be applicable. Class K Shares shall have separate voting rights on any matter submitted to shareholders in which its interests differ from the interests of any other class of shares.

Amended as of November 23, 2020